EXHIBIT 99

                                                          FOR IMMEDIATE RELEASE

                                                                      Contacts:
                                                                 George Lombard
                                                              President and CEO
                                                                 (978) 774-2281

                                                       Lori Parks/Eugene Heller
                                                    Silverman Heller Associates
                                                                 (310) 208-2550


                    SIGNAL TECHNOLOGY ANTICIPATES 1998 CHARGE

                - CHAIRMAN DALE L. PETERSON RESIGNS FROM BOARD -


DANVERS, Mass. (August 17, 1998) - SIGNAL TECHNOLOGY CORPORATION (AMEX:STZ) today announced that due to significant contract adjustments and inventory write-downs, it expects to report a net loss for the six months ended June 30, 1998, and is evaluating the need to restate its 1997 results. The company also announced the resignation of Dale L. Peterson as chairman and a member of the Board of Directors and the appointment of George Lombard, president and CEO of the company, as his replacement.

The company expects to report a pre-tax charge between $9 million and $12 million, a portion of which likely pertains to prior periods. The charge is primarily attributable to contracts and performance at Signal Technology's Keltec Operation.

Commented George Lombard, chairman of the board, president and chief executive officer, "I have been concerned about the Keltec Operation since joining the company in early July. After conducting an extensive operational and management review, we identified serious problems at that division, arising primarily from contract pricing and performance. Accordingly, we need to make adjustments to reflect our current position.

"The board of directors and new management team believe it is in the best interests of the company and our shareholders to act quickly and decisively in taking this charge. Although both the charge and any potential restatement of 1997 results are difficult measures, we believe that the underlying fundamentals of our business remain strong."

The company also announced the resignation of Dale L. Peterson as a member and as chairman of the Board of Directors. Mr. Peterson was named Signal Technology's chairman in April 1994. He became a director of the company in May 1990, when he was appointed chief executive officer, a position he held until June 1998.



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Signal Technology Corporation
August 17, 1998
Page 2


"We appreciate the many contributions that Mr. Peterson made to Signal Technology during his tenure as chairman and chief executive," said Mr. Lombard. "We wish him every success in his future endeavors."

Signal Technology designs and produces sophisticated, state-of-the-art electronic components and systems for a variety of defense, space and communication applications, including communications networks, satellite communications, electronic countermeasures, intelligence and guidance systems. Fur further information about Signal Technology, please visit the company's web site at http://www.sigtech.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements made in this press release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development, capacity, supply constraints and other risks detailed from time to time in the company's Securities and Exchange Commission filings. Signal Technology corporation assumes no obligation to update the information included in this press release.